CERTIFICATE OF MERGER

OF

G8WAVE ACQUISITION CORP.

(a Delaware corporation)

WITH AND INTO

G8WAVE, INC.

(a Delaware corporation)

(Pursuant to Section 251 of the Delaware General Corporation Law)

The undersigned corporations, organized and existing under and by virtue of the General Corporation Law of the State of Delaware do hereby certify:

FIRST: G8Wave Acquisition Corp., a Delaware corporation. is being merged into G8Wave, Inc, a Delaware corporation.

SECOND: That an Agreement and Plan of Merger (the “Merger Agreement”), whereby G8Wave Acquisition Corp. is merged with and into G8Wave, Inc., has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with the requirements of Section 251 of the General Corporation Law of the State of Delaware.

THIRD: That the name of the surviving corporation is G8Wave, Inc.

FOURTH: That the Restated Certificate of Incorporation of the surviving corporation is hereby amended and restated in its entirety as set forth on Exhibit A hereto.

FIFTH: That the merger is to become effective upon filing.

SIXTH: That the executed Merger Agreement is on file at the office of the surviving corporation located at G8Wave, Inc., 126 Brookline Avenue, Suite 201, Boston, Massachusetts 02215.

SEVENTH: That a copy of the Merger Agreement will be furnished by the surviving corporation, on request and without cost, to any stockholder of any constituent corporation.

EIGHTH: That there was one (1) stockholder of G8Wave Acquisition Corp. and there were four (4) stockholders of G8Wave, Inc. entitled to vote on the Merger Agreement.

NINTH: That one (1) stockholder of G8Wave Acquisition Corp. and four (4) stockholders of G8Wave, Inc. voted in favor of the plan of merger, and no stockholders of either G8Wave Acquisition Corp. or G8Wave, Inc. voted against the Merger Agreement.

TENTH: That the stockholders of G8Wave Acquisition Corp. and the stockholders of G8Wave, Inc. each approved the Merger Agreement as of August 13, 2007.

[Signature Page Follows]

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[SIGNATURE PAGE TO CERTIFICATE OF MERGER]

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the 13th day of August, 2007.

G8WAVE ACQUISITION CORP.

By:  /s/ Hank Cohn
Name: Hank Cohn
Title: President

G8WAVE, INC.

By:  /s/ Habib Khoury
Name: Habib Khoury
Title: President and Chief Executive Officer

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Exhibit A

RESTATED CERTIFICATE

OF

INCORPORATION

OF

G8WAVE, INC.

_________________________________________________________

FIRST: The name of this Corporation is: G8Wave, Inc..

SECOND: The address, including street, number, city and county, of the registered office of the Corporation in the State of Delaware is 615 South DuPont Highway, Dover, Delaware 19901, County of Kent; and the name of the registered agent of the Corporation in the State of Delaware at such address is National Corporate Research, Ltd.

THIRD: The nature of the business and of the purposes to be conducted and promoted by the Corporation is to conduct any lawful business, to promote any lawful purpose, and to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH: The aggregate number of shares of stock that the Corporation shall have authority to issue is 3,000 shares of common stock, par value $0.001 per share.

FIFTH: Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders, of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders, of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

SIXTH: The original By-Laws of the Corporation shall be adopted by the incorporator. Thereafter, the power to make, alter, or repeal the By-Laws, and to adopt any new By-Law, shall be vested in the Board of Directors.

SEVENTH: To the fullest extent that the General Corporation Law of the State of Delaware, as it exists on the date hereof or as it may hereafter be amended, permits the limitation or elimination of the liability of directors, no director of this Corporation shall be personally liable to this Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Notwithstanding the foregoing, a director shall be liable to the extent provided by applicable law: (1) for any breach of the directors’ duty of loyalty to the Corporation or its stockholders; (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (3) under section 174 of the General Corporation Law of the State of Delaware; or (4) for any transaction from which the director derived any improper personal benefit. Neither the amendment or repeal of this Article, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article, shall adversely affect any right or protection of a director of the Corporation existing at the time of such amendment or repeal.

EIGHTH: The Corporation shall, to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section. The Corporation shall advance expenses to the fullest extent permitted by said section. Such right to indemnification and advancement of expenses shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person. The indemnification and advancement of expenses provided for herein shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any By-Law, agreement, vote of stockholders or disinterested directors or otherwise.

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